Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Cash Trust Series II

In planning and performing our audit of
the financial statements of Treasury Cash Series
II (the "Fund") (the sole portfolio
constituting Cash Trust Series II)
as of and for the year
ended May 31, 2007, in accordance with
the standards of the Public Company
Accounting Oversight Board (United States), we considered their internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations,
internal control over financial reporting may not prevent or detect misstatements.
Also, projections of any
evaluation of effectiveness to
future periods are subject to the
risk that controls may become
inadequate because of
changes in conditions, or that
the degree of compliance with
the policies or procedures
may deteriorate.

A control deficiency exists when the
design or operation of a
control does not allow
management or employees, in the normal
course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected.
A material weakness
is a significant deficiency, or
combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Fund's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight
Board (United States). However, we noted no deficiencies in the Fund's internal control over financial reporting and their operation, including controls for safeguarding securities that we consider to be a material weakness as defined above as of May 31, 2007.

This report is intended solely for the
information and use of management and the Board of Trustees of Cash Trust Series II and the
Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.






July 18, 2007